CONSENT OF INDEPENDENT AUDITOR

We consent to the use in this Registration Statement No. 333-72042 on Form N-4 of our report dated March 27, 2026, relating to the statutory-basis financial statements and financial statement schedules of Talcott Resolution Life Insurance Company. We also consent to the reference to us under the headings “Independent Auditor” in such Registration Statement.

/s/ Deloitte & Touche LLP

Hartford, Connecticut
April 27, 2026